As filed with the Securities and Exchange Commission on January 28, 2021
Registration No. 333-[*]
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Revance Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0551645 (I.R.S. Employer Identification No.)
1222 Demonbreun Street, Suite 1001 Nashville, Tennessee (Address of Principal Executive Offices)	37203 (Zip Code)
_____________________________________
Revance Therapeutics, Inc. 2014 Equity Incentive Plan
Revance Therapeutics, Inc. 2014 Employee Stock Purchase Plan
(Full titles of the plans)
_____________________________________
Mark J. Foley
President and Chief Executive Officer
Revance Therapeutics, Inc.
1222 Demonbreun Street, Suite 1001
Nashville, Tennessee 37203
(Name and address of agent for service)
(615) 724-7755
(Telephone number, including area code, of agent for service)
_____________________________________
Copies to:
Gordon K. Ho
Cooley LLP
3175 Hanover Street
Palo Alto, California 94304
(650) 843-5000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share
– 2014 Equity Incentive Plan (the “2014 Plan”)	2,767,146	(2)	$27.03	(4)	$74,795,956.38	$8,160.24
– 2014 Employee Stock Purchase Plan (the “2014 ESPP”)	300,000	(3)	$22.98	(5)	$6,894,000.00	$752.14
Total	3,067,146				$81,689,956.38	$8,912.38

(1)
Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that increases the number of outstanding shares of Common Stock, as applicable.

(2)	Represents 2,767,146 additional shares of Common Stock available for issuance as a result of the annual evergreen increase on January 1, 2021 under the 2014 Plan.
(3)	Represents 300,000 additional shares of Common Stock available for issuance as a result of the annual evergreen increase on January 1, 2021 under the 2014 ESPP.
(4)
Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $27.03 per share, which is the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on January 27, 2021, rounded up to the nearest cent.

(5)
Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $22.98 per share, which is 85% of the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on January 27, 2021, rounded up to the nearest cent.

EXPLANATORY NOTE AND GENERAL INSTRUCTION E INFORMATION
Revance Therapeutics, Inc. (the “Registrant”) is filing this Registration Statement with the Securities and Exchange Commission (the “SEC”) to register 3,067,146 additional shares of Common Stock, comprised of: (i) 2,767,146 additional shares of Common Stock under the 2014 Plan, pursuant to the provisions of the 2014 Plan providing for an automatic annual increase in the number of shares of Common Stock reserved and available for issuance under the 2014 Plan and (ii) 300,000 additional shares of Common Stock under the 2014 ESPP, pursuant to the provisions of 2014 ESPP providing for an automatic annual increase in the number of shares of Common Stock reserved and available for issuance under the 2014 ESPP.
The Registration Statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which Registration Statements on Form S-8 of the Registrant relating to the same employee benefit plans set forth herein are effective. Pursuant to General Instruction E to Form S-8, Registrant’s Form S-8 Registration Statements filed with the SEC on January 21, 2020 (File No. 333-235994), February 28, 2019 (File No. 333-229977), March 2, 2018 (File No. 333-223433), February 28, 2017 (File No. 333-216342), March 4, 2016 (File No. 333-209949), April 3, 2015 (File No. 333-203235) and February 14, 2014 (File No. 333-193963) relating to the 2014 Plan and 2014 ESPP are each incorporated by reference herein.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Registrant with the SEC are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 26, 2020;
(b)
The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, from the Registrant’s Definitive Proxy Statement on Schedule 14A relating to the Registrant’s 2020 annual meeting of stockholders, filed with the SEC on March 26, 2020;

(c)
The Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020, June 30, 2020, and September 30, 2020 filed with the SEC on May 7, 2020, August 6, 2020, and November 9, 2020, respectively;

(d)
The Registrant’s Current Reports on Form 8-K filed with the SEC on January 9, 2020 (only with respect to Item 5.02), January 10, 2020, February 7, 2020, February 10, 2020, February 14, 2020, May 15, 2020, May 19, 2020, May 21, 2020 (8-K/A), June 1, 2020, July 24, 2020, October 14, 2020 (only with respect to Item 8.01), November 9, 2020 (only with respect to Item 8.01), November 20, 2020, November 27, 2020, December 22, 2020, January 7, 2021, and January 27, 2021; and

(e)
The description of the Registrant’s Common Stock contained in the registration statement on Form 8-A registering the Registrant’s Common Stock under Section 12 of the Exchange Act filed with the SEC on February 4, 2014, including any amendments or reports filed for purposes of updating such description.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8. EXHIBITS
The exhibits to this Registration Statement are listed below.

Exhibit Number	Exhibit Description	Incorporated by Reference to the Company's				Filed Herewith
		Form	File No.	Exhibit No.	Filed On
4.1	Amended and Restated Certificate of Incorporation	8-K	001-36297	3.1	February 11, 2014	—
4.2	Amended and Restated Bylaws	S-1	333-193154	3.4	December 31, 2013	—
4.3	Form of Common Stock Certificate	S-1/A	333-193154	4.4	February 3, 2014	—
4.4	Indenture, dated as of February 14, 2020, by and between Revance Therapeutics, Inc. and U.S. Bank National Association, as Trustee	8-K	001-36297	4.1	February 14, 2020	—
4.5	Form of Global Note, representing Revance Therapeutics, Inc.’s 1.75% Convertible Senior Notes due 2027 (included as Exhibit A to the Indenture filed as Exhibit 4.4)	8-K	001-36297	4.2	February 14, 2020	—
5.1	Opinion of Cooley LLP	—	—	—	—	X
23.1	Consent of Independent Registered Public Accounting Firm	—	—	—	—	X
23.2	Consent of Cooley LLP. Reference is made to Exhibit 5.1 to this Registration Statement	—	—	—	—	X
24.1	Power of Attorney. Reference is made to the signature page of this Registration Statement	—	—	—	—	X
99.1	Revance Therapeutics, Inc. 2014 Equity Incentive Plan	S-1/A	333-193154	10.5	January 27, 2014	—
99.2	Form of Restricted Stock Unit Award Agreement and Grant Notice for Revance Therapeutics, Inc. 2014 Equity Incentive Plan	10-K	001-36297	10.6	March 4, 2016	—
99.3	Form of Stock Option Agreement and Grant Notice for Revance Therapeutics, Inc. 2014 Equity Incentive Plan	10-Q	001-36297	10.3	November 10, 2015	—
99.4	Form of Restricted Stock Bonus Agreement and Grant Notice for Revance Therapeutics, Inc. 2014 Equity Incentive Plan	10-K	001-36297	10.8	March 4, 2016	—
99.5	Revance Therapeutics, Inc. 2014 Employee Stock Purchase Plan	S-1/A	333-193154	10.7	January 27, 2014	—

SIGNATURES
    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee on January 28, 2021.

REVANCE THERAPEUTICS, INC.

By:	/s/ Mark J. Foley
Mark J. Foley
President and Chief Executive Officer

POWER OF ATTORNEY
    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark J. Foley, Tobin C. Schilke, and Dwight Moxie and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Mark J. Foley	President, Chief Executive Officer and Director	January 28, 2021
Mark J. Foley	(Principal Executive Officer)

/s/ Tobin C. Schilke	Chief Financial Officer	January 28, 2021
Tobin C. Schilke	(Principal Financial and Accounting Officer)

/s/ Angus C. Russell	Director, Chairman	January 28, 2021
Angus C. Russell

/s/ Jill Beraud	Director	January 28, 2021
Jill Beraud

/s/ Robert Byrnes	Director	January 28, 2021
Robert Byrnes

/s/ Julian S. Gangolli	Director	January 28, 2021
Julian S. Gangolli

/s/ Phyllis Gardner, M.D.	Director	January 28, 2021
Phyllis Gardner, M.D.

/s/ Chris Nolet	Director	January 28, 2021
Chris Nolet

/s/ Aubrey Rankin	Director	January 28, 2021
Aubrey Rankin

/s/ Philip J. Vickers, Ph.D.	Director	January 28, 2021
Philip J. Vickers, Ph.D.